EXHIBIT 3.1

                              AMENDED AND RESTATED
                      CERTIFICATE OF DESIGNATION OF SERIES
                   AND DETERMINATION OF RIGHTS AND PREFERENCES
                                       of
            Series 2003A, 2003B and 2004A Convertible Preferred Stock
                                       of
                              COMFORCE Corporation


     COMFORCE Corporation, a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of Series 2003 Convertible Preferred Stock.

     FIRST: The name of the Corporation is COMFORCE Corporation.

     SECOND: Acting by unanimous written consent dated as of December 3, 2004 in lieu of a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted by a majority of the directors present at the meeting:

     WHEREAS, the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 10,000,000 shares, par value $.01 per share (the "Preferred Stock"), issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation previously authorized the issuance of up to 6,500 shares of Series 2003A Convertible Preferred Stock pursuant to a Certificate of Designation originally filed with the Secretary of State of Delaware on January 17, 2003, and authorized the issuance of up to 3,500 shares of Series 2003B Convertible Preferred Stock pursuant to a Certificate of Designation originally filed with the Secretary of State of Delaware on October 6, 2003, which certificate also amended the designation of the Series 2003A Preferred Stock, and which designations for the Series 2003A and 2003B Convertible Preferred Stock have been corrected pursuant to a Certificate of Correction filed with the Delaware Secretary of State on August 9, 2004 (as amended and corrected, the "Series 2003A and 2003B Certificate"); and

     WHEREAS, it is the desire of the Board of Directors to amend and restate the Series 2003A and 2003B Certificate as hereinafter set forth and to establish and fix the number of shares to be included in the new series of Preferred Stock to be designated the Series 2004A Convertible Preferred Stock, and to establish the rights, preferences, powers, restrictions and limitations of the shares of such new series of Preferred Stock; and
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     WHEREAS,  the holders of all of the outstanding  shares of Series 2003A and
2003B Convertible Preferred Stock have approved this amendment and restatement and the issuance of shares of Series 2004A Convertible Preferred Stock having the rights, preferences, powers, restrictions and limitations set forth therein.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to Paragraph FOURTH of the Corporation's Certificate of Incorporation, the Series 2003A and 2003B Certificate is amended and restated in its entirety as hereinafter set forth and there is established a new series of convertible Preferred Stock of the Corporation designated as Series 2004A Convertible Preferred Stock to have the rights, preferences, powers, restrictions and limitations as herein set forth:


     Section 1. Designations and Amount. The shares of such series shall be designated as "Series 2003A Convertible Preferred Stock" (the "Series 2003A Preferred Stock"), "Series 2003B Convertible Preferred Stock" (the "Series 2003B Preferred Stock"), and "Series 2004A Convertible Preferred Stock" (the "Series 2004A Preferred Stock"), each of which shall have a par value of $.01 per share. The number of shares constituting the Series 2003A Preferred Stock shall be 6,500 shares, the number of shares constituting the Series 2003B Preferred Stock shall be 3,500 shares and the number of shares constituting the Series 2004A Preferred Stock shall be 15,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of any of the Series 2003A Preferred Stock, Series 2003B Preferred Stock or the Series 2004A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series. Except as otherwise expressly provided in this Section 1, Section 3 or Section 8, the rights, preferences, powers, restrictions and limitations of the Series 2003A Preferred Stock, the Series 2003B Preferred Stock and the Series 2004A Preferred Stock shall be identical in every respect and these three series of preferred stock shall be treated as a single series of preferred stock and shall be collectively referenced herein as the "Series Preferred Stock."

     Section 2. Dividends and Distributions. The holders of the outstanding Series Preferred Stock shall be entitled to receive cumulative dividends at the rate of $75.00 per share (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like with respect to such shares) per annum. Subject to the provisions herein, dividends will be distributed when, as and if declared by the Board of Directors of the Corporation. Dividends shall be paid in cash, except that no dividend or other distribution of any kind


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

     (other than dividends payable solely in shares of Common Stock as part of a stock split) shall be paid or declared on the Common Stock or any other class of stock which is junior in right of preference (either as to dividends or upon liquidation, dissolution, or winding up) to the Series Preferred Stock (the "Junior Securities") unless the accumulated dividends due and payable according to this Section 2 have been paid in full. If at any time the Corporation distributes dividends to the holders of Series Preferred Stock, then the dividends so distributed shall be distributed ratably among the holders of outstanding shares of Series Preferred Stock in proportion to the aggregate amount of cumulated unpaid dividends outstanding as to each share of Series Preferred Stock.

     Section 3. Voting Rights. The Series Preferred Stock shall have no voting rights, except that (a) the holders of Series A Preferred Stock and Series B Preferred Stock shall vote collectively as if a single class (i) on any matter to the extent required by law or provided in these designations of rights and preferences, (ii) except as otherwise provided in clause (b) of this Section 3, on any proposal to amend these designations of rights and preferences or (iii) on any proposal to issue any other class or series of preferred stock having rights to receive dividends or distributions that are not junior to the rights of the Series Preferred Stock; and (b) the holders of Series 2003A Preferred Stock, Series 2003B Preferred Stock and Series 2004A Preferred Stock shall vote as separate classes on any proposal to amend this Section 3, Section 8(a), Section 8(b) or Section 8(c). Each share of Series Preferred Stock shall entitle the holder thereof to one (1) vote per share on each such action to be taken.

     Section 4. Certain Restrictions. The Corporation shall not redeem or purchase or otherwise acquire for consideration Junior Securities, except that the Corporation shall not be prohibited from redeeming, purchasing, or otherwise acquiring shares of any class or series of Junior Securities in exchange for shares of another class of series of Junior Securities.

     Section 5. Reacquired Shares. Any shares of Series Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, but may not be reissued.

     Section 6. Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of the Series Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of


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

     the assets or surplus funds of the Corporation to the holders of any Junior Securities by reason of their ownership thereof, the sum of (i) $1,000 per share (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like with respect to such shares); and (ii) an amount equal to all accumulated but unpaid dividends thereon (whether or not declared) for each share of Series Preferred Stock then held by them ((i) and (ii) collectively, the "Liquidation Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Preferred Stock in proportion to the aggregate Liquidation Preference that would otherwise be payable to each of such holders.

     Section 7. Rank. Unless the holders of more than two-thirds of the issued and outstanding shares of Series Preferred Stock shall otherwise approve, the Series Preferred Stock shall rank, with respect to the payment of the distribution of assets upon liquidation to the extent provided in Section 6 hereof, senior to all other series or classes of the Corporation's capital stock, including without limitation all other series of the Corporation's preferred stock.

     Section 8. Conversion.

          (a) Optional Conversion of Series 2003A Preferred Stock. Subject to the provisions of Section 8(d), each share of Series 2003A Preferred Stock may be converted in whole or in part into Common Stock at the option of the holder at any time. Upon conversion, the holder shall receive such number of shares of Common Stock or Participating Preferred Stock (as hereinafter defined), determined by dividing the Liquidation Preference by the Series 2003A Conversion Price. The "Series 2003A Conversion Price" for conversion to Common Stock shall be $1.05 per share as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like.

          (b) Optional Conversion of Series 2003B Preferred Stock. Subject to the provisions of Section 8(d), each share of Series 2003B Preferred Stock may be converted in whole or in part into Common Stock at the option of the holder at any time. Upon conversion, the holder shall receive such number of shares of Common Stock or Participating Preferred Stock, determined by dividing the Liquidation Preference by the Series 2003B Conversion Price. The "Series 2003B Conversion Price" for conversion to Common Stock shall be $0.54 per


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

     share as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like.

          (c) Optional Conversion of Series 2004A Preferred Stock. Subject to the provisions of Section 8(d), each share of Series 2004A Preferred Stock may be converted in whole or in part into Common Stock at the option of the holder at any time. Upon conversion, the holder shall receive such number of shares of Common Stock or Participating Preferred Stock, determined by dividing the Liquidation Preference by the Series 2004A Conversion Price. The "Series 2004A Conversion Price" for conversion to Common Stock shall be $1.70 per share as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like.

          (d) Conversion into Participating Preferred Stock. Notwithstanding anything to the contrary contained herein, if the conversion of Series Preferred Stock into Common Stock would result in either (i) the occurrence of a "Change of Control" as defined in the Indenture dated as of November 26, 1997, as amended, between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee, governing the 12% Senior Notes due 2007 of COMFORCE Operating, Inc. (the "Indenture"), or (ii) require stockholder approval in accordance with the rules and regulations of the Securities and Exchange Commission or the American Stock Exchange or any other securities exchange or the Nasdaq National Market or Nasdaq Small-Cap System on which the Common Stock is then listed or included for quotation (each an "Exchange"), then the Series Preferred Stock held by such holder shall not be convertible into Common Stock, but rather shall be convertible into a shares of non-voting participating preferred stock to be created by the Corporation ("Participating Preferred Stock"). The Participating Preferred Stock shall have a liquidation preference of $0.01 per share and shall thereafter participate on a proportionate basis in any distributions made on the Common Stock (and any other participating preferred stock of the Corporation then outstanding), with each share of Participating Preferred Stock to receive 100 times the amount distributed on each share of Common Stock. The Series Preferred Stock shall be convertible into Participating Preferred Stock on the same basis as it is convertible into Common Stock (except the conversion price therefor shall be 100 times the Series 2003A Conversion Price, the Series 2003B Conversion Price or the Series 2004A Conversion Price, as the case may be). The Participating Preferred Stock will in turn be convertible into Common Stock at the rate of 100 shares of Common Stock for each share of Participating Preferred Stock if the conversion will not result in a "Change of Control" as defined in the Indenture or require stockholder approval in accordance with the rules and regulations of the Securities and


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

     Exchange Commission or any Exchange. Upon the request of the holders of more than 50% of the issued and outstanding shares of Participating Preferred Stock, the Corporation will seek to obtain stockholder approval for the conversion into Common Stock.

          (e) Mandatory Conversion. The Corporation may require any holder to convert any or all of the shares of Series Preferred Stock held by such holder into Common Stock if (i) (A) in respect of the Series 2003A Preferred Stock and 2003B Preferred Stock, the average daily closing price of the Common Stock is at least $3.25 per share, or (B) in respect of the Series 2004A Preferred Stock, the average daily closing price of the Common Stock is at least $4.50 per share, in each case for the six months ending on the business day immediately preceding the date fixed by the Corporation for conversion, (ii) the provisions of Section 8(d) do not prevent the shares of Series Preferred Stock held by such holder from being converted into Common Stock and (iii) upon conversion, the Common Stock issuable upon conversion will be freely tradable under applicable United States securities laws by reason of their registration for resale or exemption from registration requirements. Notwithstanding the foregoing, if any holder of shares of Series Preferred Stock shall decline to permit such holder to be named (without cost to such holder) as a selling stockholder in any registration statement proposed to be filed with the Securities and Exchange Commission for the purpose of registering for resale the Common Stock issuable upon conversion of such holder's Series Preferred Stock, then the shares of Common Stock issuable to such holder upon such conversion will be deemed to be freely tradable under applicable United States securities laws whether or not they are in fact so tradable. The "average daily closing price" of the Common Stock shall be (i) the closing price reported in The Wall Street Journal or, if not available therein, through another responsible source of market price quotations, for each business day during the relevant six month period that the Common Stock is listed on an Exchange, or (ii) the average of the bid and ask prices for the Common Stock reported by any responsible quotation bureau for each business day during the relevant six month period that the Common Stock is not listed on an Exchange. If the average daily closing price is not maintained for the specified period ending on the business day immediately preceding the date fixed by the Corporation for conversion, the conversion shall not be effectuated.

          (f) Notice of Election. The election to convert Series Preferred Stock into Common Stock or Participating Preferred Stock shall be made by written notice delivered by the holder to the Corporation in the case of a conversion pursuant to Section 8(a), 8(b) or 8(c), or by the Corporation to the holder in the case of a conversion pursuant to Section 8(e), and shall be effective


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     61 days  following  delivery of the notice of election  or, if such date is other than a business day, then the effective date shall be on the next succeeding business day thereafter; provided, however, that the Corporation in its sole discretion may elect to accelerate such election in the case of any conversion proposed to be effected immediately prior to a merger or other transaction as provided in Section 8(g).

          (g) Merger Transaction. If the Corporation proposes to enter into a merger or like transaction recommended by the Corporation's Board of Directors and approved by the holders of a majority of the Common Stock that will, upon completion, constitute a Liquidation Event, any holder of Series Preferred Stock that declines to convert all shares of Series Preferred Stock that such holder then holds into the Common Stock effective immediately prior to such merger or other transaction shall be required to accept in full consideration of such holder's rights as holder of Series Preferred Stock a preferred stock in the successor entity having a face amount or liquidation preference equal to the Liquidation Preference of the Series Preferred Stock held by such holder as of the effective date of the merger or other transaction and having rights and preferences that are substantially similar to the rights and preferences created hereby, except that the preferred stock in such successor entity shall not have any conversion rights and may be redeemed by the successor entity at any time after December 1, 2007 at a redemption price equal to the liquidation preference thereof (including accumulated but unpaid dividends thereon) as of the date of redemption.

          (h) Conversion Mechanics. At or prior to the effective time of conversion pursuant to this Section 8, the holder shall surrender the certificate or certificates therefor to the Corporation, duly endorsed in blank for transfer, accompanied, in the case of an election to convert made by the holder, by a written notice of such election on such form as may be prescribed from time to time by the Corporation. Notwithstanding the foregoing, if the holder shall fail to deliver certificates evidencing the Series Preferred Stock upon conversion, the Corporation may deem the conversion to have been effected, in which event any certificates which evidenced the Series Preferred Stock shall be deemed to evidence such number of shares of Common Stock or Participating Preferred Stock as the holder has become entitled to receive. If any fractional share of Common Stock or Participating Preferred Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder an amount in cash equal to the Series 2003A Conversion Price, the Series 2003B Conversion Price or the Series 2004A Conversion Price, as the case may be.


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     IN WITNESS WHEREOF,  COMFORCE Corporation has caused this Certificate to be executed by its Senior Vice President, Finance and attested to by its Secretary on this 8th day of December, 2004.

COMFORCE Corporation

By: ___________________________
Robert Ende
Senior Vice President, Finance


Attest:

By: ____________________________
Teresa Golio
Assistant Secretary